UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2015

Landmark Infrastructure Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36735	61-1742322
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

2141 Rosecrans Avenue, Suite 2100

El Segundo, CA 90245

(Address of principal executive office) (Zip Code)

(310) 598-3173

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                                            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                                            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                                            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                                            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2015, Landmark Infrastructure Operating Company LLC (“OpCo”), a wholly owned subsidiary of Landmark Infrastructure Partners LP (the “Partnership”), completed its acquisition of 41 tenant sites and related real property interests, consisting of wireless communication, outdoor advertising and renewable power generation sites (the “Assets”), from Landmark Infrastructure Holding Company LLC (“HoldCo”), a wholly owned subsidiary of Landmark Dividend LLC (“Landmark”), in exchange for cash consideration of $24,200,000 (the “Transaction”). The portfolio of tenant sites has a 100% occupancy rate and an average remaining real property interest and lease term of approximately 89 years and 21 years (including remaining renewal options), respectively. The purchase price was funded with borrowings under the Partnership’s existing credit facility.

The terms of the Transaction, which are set forth in an Asset Purchase Agreement, dated December 18, 2015, by and between OpCo and HoldCo (the “Purchase Agreement”), were unanimously approved by the board of directors (the “Board”) of Landmark Infrastructure Partners GP LLC, the general partner of the Partnership (the “General Partner”), and the conflicts committee of the Board (the “Conflicts Committee”), which is composed entirely of independent directors. The Conflicts Committee retained independent legal and financial advisors to assist it in evaluating and negotiating the Transaction.

The Purchase Agreement generally contains customary representations, warranties and covenants of OpCo and Holdco. Holdco, on the one hand, and OpCo, on the other, have agreed to indemnify each other and their respective affiliates, officers, directors and other representatives against certain losses resulting from any breach of their representations, warranties or covenants contained in the Purchase Agreement, subject to certain limitations and survival periods. Holdco’s indemnity obligations related to the Assets generally terminate on December 18, 2016; provided, however that certain of these indemnity obligations do not terminate until 60 days after the applicable statute of limitations.

Each of the parties to the Purchase Agreement is a direct or indirect subsidiary or affiliate of Landmark. As a result, certain individuals, including officers of Landmark and officers and directors of the General Partner, serve as officers and/or directors of one or more of such entities. Landmark and affiliates currently (as of the date of this Current Report on Form 8-K) own an approximate 24% limited partner interest in the Partnership. Landmark also owns a 100% interest in our General Partner, which owns the non-economic general partner interest in the Partnership and all of the Partnership’s incentive distribution rights.

The foregoing description of the Purchase Agreement and the Transaction is subject to and qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 in its entirety by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On December 21, 2015, the Partnership issued a press release announcing the entry into the Purchase Agreement and the closing of the Transaction. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description
10.1	Asset Purchase Agreement, dated as of December 18, 2015, by and between Landmark Infrastructure Holding Company LLC and Landmark Infrastructure Operating Company LLC.
99.1	Press release issued by Landmark Infrastructure Partners LP on December 21, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Landmark Infrastructure Partners LP

	By:	Landmark Infrastructure Partners GP LLC, its general partner

Dated: December 21, 2015	By:	/s/ George P. Doyle
Name: George P. Doyle
Title: Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Asset Purchase Agreement, dated as of December 18, 2015, by and between Landmark Infrastructure Holding Company LLC and Landmark Infrastructure Operating Company LLC.
99.1	Press release issued by Landmark Infrastructure Partners LP on December 21, 2015.